Exhibit 10.16

19 Presidential Way, Suite 203 Woburn, MA 01801

December 19, 2019

Wendy S. Arnold

64 East Street

Ipswich, MA 01938

Re:  Employment Terms

Dear Wendy:

On behalf of us at Frequency Therapeutics, Inc. (the “Company”), I am pleased to offer you full-time employment, subject to the terms and conditions below. We expect that your employment with the Company will commence no later than February 3, 2020 in the Company’s Woburn, MA offices.  You will be employed as Chief People Officer, reporting to David Lucchino, Chief Executive Officer.

Your responsibilities will include but not be limited to:

•

Reinforce and build upon a “check your ego at the door” culture. (This means supporting our team/teammates, even when one might not get the bulk of the credit one feels they might otherwise deserve.) This approach is fundamental to our culture as team Frequency’s number one mission is to help patients regain hearing while building value for shareholders.

•

Develop the overall strategic HR plan and prioritize and implement key HR initiatives.   Participate in the development of the organization's plans and programs as a strategic partner, bringing a business perspective as well as the perspective of people and organization.   Evaluate and advise on the impact of strategic and growth initiatives on attracting, motivating, developing and retaining our talent.

•	Act as a trusted advisor and coach to leaders, managers, and employees.
•	Develop and execute the recruitment strategy and workforce plan to enable our rapid growth.
•	Coach hiring managers to identify and recruit strong and diverse talent. Design and implement effective and nimble recruiting procedures and practices.
•	Work with the Leadership Team to design the structure and roles to achieve strategic and growth goals. Advise leaders on optimal staffing and team structure.
•	Champion, promote, and embed an innovative and inclusive company culture. Implement programs and practices to sustain the culture as the company grows.
•

Evaluate Frequency’s current people-related practices and identifies opportunities for improvement.  Partners with the CEO, CFO, and General Counsel to develop progressive and competitive compensation and benefits programs to provide motivation, incentives and rewards for strong performance.   Contribute to the development of presentations to the Compensation Committee of the Board of Directors.  Coordinate with Frequency’s external compensation consultant to support analyses for the Compensation Committee.

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•	Manage and facilitate Frequency’s goal setting and performance assessment process.
•

Supports continuous leader, manager, and employee development by implementing learning programs to ensure skill development needed to build a high-performing company. Ensure strong people management practices, including feedback and assessment.   Work with managers to create career paths that grow and retain talent.

•

Partner with Legal to develop appropriate policies and programs for effective and compliant management of the people resources of the organization, including employee relations, affirmative action, sexual harassment, employee complaints, external education and career development.  Stay abreast of and ensures compliance with new laws and regulations.

•

Oversee the development and management of HR operations, systems, and processes that will scale as Frequency rapidly grows.  Manage the human resource information database (HRIS) and production of necessary reports while ensuring the confidentiality of HR data.

•	Structure, develop and oversee the HR resources to provide maximum benefit to the organization as it grows.
•	Identify, hire, and oversee external resources effectively when outside expertise is necessary.

1.Your compensation will be $25,666.67 per month subject to tax and other withholdings as required by law.  In addition, you will be eligible for an annual performance-based bonus with a target amount equal to 35% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, in accordance with certain milestones to be determined by the board of directors of the Company (the “Board”). The Company also agrees to pay the equivalent of your 2019 annual bonus at your previous employer, which is an amount equal to $52,272. Your salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company. The actual amount of any such annual bonus payable to you will be determined by the Board in its discretion. You must be an active employee of the Company on the date any bonus is paid in order to be eligible for payment of an annual bonus.

2.You will be eligible for Frequency Health, Dental, Vision and Disability insurance, in addition to participation in the Company’s 401(k) the first of the month following your first day of employment.

3.You will be eligible for a maximum 15 Paid Time Off days (PTO) per calendar year to be taken at such times as may be approved by the Company. These PTO days are accrued monthly at a rate of 10 hours per month.

4.You will be required to execute an Employee Proprietary Information and Inventions Assignment Agreement in the form attached as Exhibit B, as a condition of employment.

5.You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

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6.In connection with entering into this letter agreement, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors or its designee that it grant you an option to purchase 130,000 shares of the Company’s common stock (the “Stock Option”) at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined under the Plan (as defined below)), provided that you are employed by the Company on the date of grant  Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter.  The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2019 Incentive Award Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company.

7.You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

8.This offer set forth in this letter is contingent upon the Company completing a background check on you to its satisfaction in accordance with applicable laws. The Company engages a third-party provider to perform background checks and such provider will be reaching out to you under separate cover to provide the background check disclosure and required authorization forms for your review and execution.

9.The Company shall have the right to terminate your employment without “Cause” (as defined on Exhibit A hereto).  Termination “Without Cause” means the Company’s termination of your employment for any reason other than for Cause, death or as a result of you becoming permanently disabled (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”)).  If the Company terminates your employment with the Company Without Cause or you terminate your employment with the Company with Good Reason (as defined on Exhibit A hereto), you shall be entitled to payment of your unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to you up to the date of such termination, subject to and in accordance with the terms of such plans and programs, and amounts payable on account of any unreimbursed business expenses incurred in accordance with Company policy up to the date of such termination.  In addition, in the event you deliver to the Company a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination of employment (“Release Condition”) and subject to your compliance with the terms of any confidentiality, non-competition, non-solicitation or other similar restrictive covenants with the Company to which you are subject, the Company will (i) continue to pay your then current base salary, less all applicable withholding taxes and authorized deductions, for a period of twelve (12) months following the date of termination (“Severance Period”), (ii) an amount equal to 100% of your annual bonus opportunity, less all applicable taxes and withholdings, in one lump sum within

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14 days of the satisfaction of the Release Condition, and (iii) should you timely elect and be eligible to continue receiving group medical and dental coverage pursuant to COBRA, and so long as the Company can provide such benefit without violating the non-discrimination requirements of the law, the Company will pay the portion of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, such payment to be made for coverage from the termination date through the earliest of (x) the end of the Severance Period, (y) the date you are no longer eligible for COBRA coverage or (z) the date you become eligible for healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility).  The remaining balance of any premium cost shall timely be paid by you.

10.Notwithstanding Section 9 hereof, if the Company terminates your employment with the Company Without Cause or you terminate your employment with the Company with Good Reason during the twelve (12) month period commencing on a Change in Control (as defined on Exhibit A hereto), then, subject to your compliance with the Release Condition and with the terms of any confidentiality, non-competition, non-solicitation or other similar restrictive covenants with the Company to which you are subject, in lieu of (and not in addition to) the amounts in Section 9 hereof, (i) the Company will pay you (x) the same benefits as set forth in Section 9 hereof, except that the Severance Period will be twelve (12) months and (y) an amount equal to 100% of your target annual bonus for the year in which the termination occurs, less all applicable taxes and withholdings, in one lump sum within 14 days of the execution of the Release Agreement, and (ii) the vesting and, to the extent applicable, exercisability of each equity award, including all unvested stock options, held by you as of the date the termination occurs will accelerate in respect of one hundred percent (100%) of the shares subject thereto.

11.Nothing in this letter or any other prior agreement between you and the Company (collectively, the “Subject Documents”) prevents you from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) you shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

12.This letter shall be interpreted to avoid any additional tax under Section 409A of the Code (“Section 409A”).  If any payment or benefit cannot be provided or made at the time

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specified without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter, when such sanctions will not be imposed.

Notwithstanding anything in this letter to the contrary, any compensation or benefit payable under this letter upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this letter. The right to receive any installment payments under this letter, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Notwithstanding any other provision of this letter to the contrary, and solely if and to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of your Separation from Service from the Company, you are deemed to be a “specified employee” (within the meaning of Section 409A), no payment or other distribution required to be made to you hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of your Separation from Service shall be made until the date that is the earlier of (1) the expiration of the six-month period measured from the date of your Separation from Service or (2) the date of your death.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing shall be paid to you in a lump sum, and all remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.Notwithstanding any other provisions of this letter, in the event that any payment or benefit made by the Company or otherwise to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 9 and Section 10 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in this Section below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in

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respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced in the following order:  (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.  All determinations regarding the application of this Section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”).  For purposes of these determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.  In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section, the excess amount shall be returned immediately by you to the Company.

14.This letter shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any conflicts of laws principles that would result in the application of the laws of another state.  While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.  This letter may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.  Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.  This letter contains the entire agreement between you and the Company with respect to the matters covered herein.  This letter supersedes all prior and contemporaneous agreements and understanding, oral or written, between you and the Company with respect to the matters herein.  This letter may not be amended, nor may any of your rights or obligations as set forth herein be altered, except by a written instrument executed by you, on the one hand, and a duly-authorized officer of the Company acting with the written authorization of the Board, on the other hand.

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15.If you agree with the employment provisions of this letter, please sign this letter in the space provided below and return it to David L. Lucchino, President and CEO. Please return this signed offer letter by December 27, 2019 by 5PM (EST) or the offer will become null and void.

Sincerely,

FREQUENCY THERAPEUTICS, INC.

	By:	/s/ David L. Lucchino
	Name:	David L. Lucchino
	Title:	President and CEO

Accepted and agreed by:

/s/ Wendy S. Arnold
Wendy S. Arnold

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19 Presidential Way, Suite 203 Woburn, MA 01801

Exhibit A

When used in the letter to which this Exhibit A is attached, the following terms shall have the meanings set forth below.

(1) “Cause” means any of:

(a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in willful misconduct or gross negligence that is materially harmful to the business or reputation of the Company, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company, and/or (iii) materially failed to perform your assigned duties, provided, however, in the case of (iii) that the Company provided you with written notice of such failure and a period of 30 days to cure, but you failed to cure such failure.

(2) “Good Reason” means the occurrence, without your prior written consent, of any of the following events:

(a) a material reduction in your authority, duties, or responsibilities (other than in connection with a corporate transaction where you continue to hold substantially the same position with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but do not hold such position with respect to the successor or surviving entity in the transaction); (b) the relocation by at least 50 miles of the principal place at which you provide services to the Company; or (c) a material reduction in your base salary (other than a reduction of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries proportionately affecting other similarly situated employees of the Company).

To be treated as a resignation for Good Reason, (x) you must provide written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the occurrence of such circumstances, (y) you must provide the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you must end your employment within 30 days following the cure period in (y).

(3) “Change in Control” means a Change in Control as defined in the Company’s 2019 Incentive Award Plan, as in effect on the date hereof.

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Exhibit B

Employee Proprietary Information and Inventions Assignment Agreement

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